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EXHIBIT 11

GOLDEN STATE VINTNERS, INC.

STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS)

(IN THOUSANDS, EXCEPT PER SHARE DATA)

Basic and fully diluted earnings (loss) per share ("EPS") are determined as follows:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Basic EPS Computation
Numerator:
Net income (loss)	$(6,343)	$(165)	$(2,241)	$2,538

Denominator:
Weighted average common shares	9,513	9,513	9,513	9,515

Basic EPS	$(0.67)	$(0.02)	$(0.24)	$0.27

Diluted EPS Computation
Numerator:
Net income (loss) and assumed conversions	$(6,343)	$(165)	$(2,241)	$2,538

Denominator:
Weighted average common shares outstanding	9,513	9,513	9,513	9,515
Stock options	—	—	—	196

Adjusted weighted average common shares	9,513	9,513	9,513	9,711

Diluted EPS	$(0.67)	$(0.02)	$(0.24)	$0.26

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  EXHIBIT 11
GOLDEN STATE VINTNERS, INC. STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (LOSS) (IN THOUSANDS, EXCEPT PER SHARE DATA)